Exhibit 99.1

P R E S S   R E L E A S E

Renee Brotherton	Kevin Kessel
Corporate Communications	Investor Relations
(408) 576-7189	(408) 576-7985
renee.brotherton@flextronics.com	kevin.kessel@flextronics.com

FLEX RECEIVES APPROVAL FOR ADDITIONAL SHARE REPURCHASES

San Jose, CA, August 29, 2016 — On August 24, 2016, Flex (NASDAQ: FLEX) received shareholder approval to purchase up to 20% of its outstanding shares. Additionally, the Company’s Board of Directors authorized management to purchase the Company’s shares in an aggregate amount of up to $500 million. Since the beginning of fiscal 2012, the Company has repurchased approximately 279 million shares for approximately $2.3 billion.

Share repurchases, if any, will be made in the open market and in compliance with SEC Rule 10b-18.
The timing and actual number of shares repurchased will depend on a variety of factors including price, market conditions and applicable legal requirements.  The share repurchase program does not obligate the Company to repurchase any specific number of shares and may be suspended or terminated at any time without prior notice.

About Flex

Flextronics International Ltd. (Reg. No. 199002645H) is the leading Sketch-to-Scale™ solutions provider that designs and builds intelligent products for a connected world. With approximately 200,000 professionals across 30 countries, Flex provides innovative design, engineering, manufacturing, real-time supply chain insight and logistics services to companies of all sizes in various industries and end-markets. For more information, visit www.flextronics.com or follow us on Twitter @Flextronics. Flex — Live Smarter™

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